Exhibit 23.4

To Board of directors

Biogal Pharmaceutical Co. Ltd.

We hereby consent to the incorporation by reference in the Amendment No. 1 to Registration Statement on Form F-4 of Teva Pharmaceutical Industries Ltd. of our report dated January 22, 2001, with respect to the financial statements of Biogal Pharmaceutical Co. Ltd. for the year ended December 31, 2000 (which financial statements were not separately included in Teva Pharmaceutical Industries Ltd.’s Annual Report), included in Teva Pharmaceutical Industries Ltd’s Annual Report on Form 20-F for the year ended December 31, 2002.

/S/    KPMG HUNGÁRIA KFT.

KPMG Hungária Kft.

December 11, 2003